Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 12, 2022
Registration Statement Nos. 333-233850 and 333-233850-10

**PRICING DETAILS** Exeter Subprime Auto Loan (EART 2022-5)

Joint-Lead Managers: Wells Fargo (Str), Deutsche Bank, and J.P. Morgan
Co-Managers: BMO, BNP Paribas, and Mizuho

Anticipated Capital Structure:
CL	Size(mm)	Offered(mm)	WAL^	S&P/F**	BENCH	SPD	YLD%	CPN%	$PRICE
A-1	$72.000	$68.400	0.13	A-1+/F1+	I-Curv	+ 50	3.718	3.718	100.00000
A-2	$127.530	$121.153	0.50	AAA/AAA	I-Curv	+ 120	5.355	5.290	99.99705
A-3	$89.230	$84.768	1.14	AAA/AAA	I-Curv	+ 145	5.716	5.430	99.75812
B	$89.070	$84.616	1.87	AA/AA	I-Curv	+ 190	6.190	5.970	99.75030
C	$79.430	$75.458	2.65	A/A	I-Curv	+ 250	6.804	6.510	99.51731
D	$78.460	$74.537	3.51	BBB/BBB	I-Curv	+ 350	7.762	7.400	99.26642
E	$63.990	$60.790	4.44	BB/BB	I-Curv	+ 680	10.972	10.450	99.01746
^ WAL to 1.50% ABS to 5% Clean-Up Call
**Expected Ratings

-Deal Summary-
Offered Size : $569.722mm offered *Deal Will Not Grow*
Exp. Settle : 10/19/2022
Pxg Speed : 1.5% ABS to 5% Call
Offering Format (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date : 11/15/2022
ERISA Eligible : Yes (Class A-D) | No (Class E)
Exp. Ratings : S&P/Fitch
Min Denoms (Class A-D): $1k x $1k | (Class E): $854k x $1k
BBG Ticker : EART 2022-5
B&D : Wells Fargo

-Available Information-
* Preliminary Prospectus, Preliminary Offering Memorandum, FWP, and CDI : Attached
* Intex Deal Name : WSEART202205 Password: 7447
* Roadshow Link : https://dealroadshow.com | Passcode: EART225 (case sensitive)

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.